Exhibit 99.1

VIVUS Announces Departures of Eric W. Roberts and Allan L. Shaw from Board of Directors

CAMPBELL, Calif., Oct. 28, 2019 — VIVUS, Inc. (Nasdaq: VVUS) (the “Company”), a biopharmaceutical company, announced today that Eric W. Roberts and Allan L. Shaw have resigned from its Board of Directors and all of its committees in order to increase their focus on other personal business interests. Mr. Roberts and Mr. Shaw joined the Board of Directors in September 2015. The Company does not intend to replace either of them at this time, resulting in a total of seven directors, including six independent members.

“Serving as a director on the Board of a publicly traded company, especially one that is significantly transforming its business model and continually evaluating its complex capital structure, is a substantial time commitment, and we appreciate the substantive contributions that Eric and Allan have made to VIVUS over the past four years,” said David Y. Norton, Chairman of VIVUS’ Board of Directors. “I thank them for their service on behalf of the directors and the Company’s management team, and wish them well in their personal endeavors.”

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our, or our current or potential partners’, ability to successfully commercialize Qsymia; risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program; risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE; risk and uncertainties related to the timing, strategy, structure and success of our capital raising efforts; and risks and uncertainties related to the impact, if any, of changes to our Board of Directors and senior management team. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar FINN Partners
Mark Oki	David Carey
Chief Financial Officer	Senior Partner
oki@vivus.com	david.carey@finnpartners.com
650-934-5200	212-867-1768